Mylan Laboratories Inc.

Script of Prepared Remarks
Investor Conference Call — March 10, 2005

Heather Bresch:

Good afternoon, everyone, and welcome. Before we begin, we at Mylan Laboratories wish to advise you as follows. During today’s call, including during the Q&A, we may make forward-looking statements, including with regard to our anticipated business level, our planned activities and our other expectations for future periods. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Because these statements are forward-looking, they inherently involve risks and uncertainties, and accordingly our actual results may differ materially from those expressed or implied by such forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, the risk factors set forth in our Annual Report on Form 10-K for the year ended March 31, 2004, and in our subsequent Quarterly Reports and other filings with the Securities and Exchange Commission, and we encourage you to refer to those. You may access our Form 10-K and other periodic reports through the website of the Securities and Exchange Commission at www.sec.gov. Thank you.

Robert J. Coury:

Good afternoon and thank you for joining us today.

The main purpose of today’s call is simply to have management available to investors who may have questions for us since the termination of our merger agreement with King Pharmaceuticals. But first, I would like to provide you with an update of our fiscal 2005 earnings guidance and provide you with our current thinking around our brand and generic business, as well as an update on nebivolol.

With respect to our earnings guidance, we foresee our fiscal 2005 results coming in at the high end of our range of $0.75 to $0.80 per diluted share, not including deal costs related to the termination of the King acquisition. Our guidance also includes $0.06, of gains from legal settlements and assumes no additional competitors on fentanyl.

Next, I would like to spend a moment on the termination of the King acquisition and the current thinking around our brand strategy. It has been a long standing strategy at Mylan to build a brand business. Shortly after I became CEO in 2002, I began to focus on our brand segment, which was, and still is, in need of improvement. We determined that accelerating our brand strategy by expanding our existing brand platform to establish what we call a true brand franchise would deliver a higher level of growth for shareholders, provide an additional option for the commercialization of one of our key assets, nebivolol, and reduce the volatility inherent in the generics business. We determined that pursuing the acquisition of King would have gone a long way in fulfilling that objective. However, King was not the only option available to Mylan.

That said, at all times, we were careful and disciplined in our analysis of King as information became available. We separated matters relating to the past from those pertaining to the future and based on that analysis we discussed revised terms but were unable to reach an agreement. We believe that we made correct decisions with respect to King at every point in time based upon the information available at that time. In the end, we believe we ultimately reached the appropriate decision for all our shareholders.

Next, regarding nebivolol, Mylan announced on February 25th that it was notified by the FDA that the original 10-month PDUFA deadline would be extended for the completion of the FDA’s review of the NDA. FDA regulations require that any PDUFA extension be three months, putting the new action date at May 31, 2005. Based upon discussions with the FDA, Mylan believes that it is possible that the Agency may complete its final review before the new action date.

We do not believe this is the appropriate time to share our views on nebivolol until the FDA completes its review. However, what we can say at this point is that regardless of the marketing option we choose, we are confident that our fiscal 2005 earnings per share will establish a new earnings base to grow upon as we head into fiscal 2006. We look forward to delivering earnings guidance for fiscal year 2006 once we determine which option for nebivolol we are going to undertake.

Turning to generics, Mylan continues to be a leader in the generic industry and remains committed to maintaining and building upon this core area of our business. This continued commitment to our generic franchise has been demonstrated by substantially increasing our investment in R&D and expanding our manufacturing capabilities. These investments have resulted in a doubling of ANDA filings at the FDA in the last 3 years.

As stated well over a year ago, we continue to believe that the generic industry needs to consolidate to mitigate current negative trends. These trends include: the increasing number of generic pharmaceutical companies, competition from lower cost regions like India and other emerging markets, the continuing consolidation of the wholesale/retail sector, recent FDA rulings, and the increasing use of authorized generics to extend brand monopolies. We believe that the recently announced acquisition of Hexal and Eon Labs by Novartis is just the beginning of consolidation in the industry.

     I would like to outline just some of our potential near-term catalysts which could further positively impact our business in 2006.

     The first is Topiramate, the generic version of Ortho-McNeil’s Topamax. Annual brand revenues for the product were approximately $1.2 billion in 2004, making this a very exciting opportunity for Mylan. We received a tentative approval for Topiramate on April 23, 2003, and the relevant patent expires September 26, 2008. We are the first – and the only – company to file a paragraph IV certification.

     A patent infringement case on Topiramate is currently pending in District Court in New Jersey. We believe, and are vigorously asserting in the litigation, that our product does not infringe, and that Ortho-McNeil’s patent is invalid. Mylan’s motion for summary judgment on non-infringement is currently pending. Oral argument on the motion was scheduled for Tuesday, March 8, in the district court but the judge recused herself on the basis of a conflict. The case has been transferred to another judge in that court, and oral argument has been scheduled for April 18, 2005. We are optimistic about the potential that the court will rule at this early juncture of the summary judgment level that our Topirimate product does not infringe.

     The next product is Oxybutynin, which is the generic version of Alza’s Ditropan XL. Another first to file opportunity, 2004 annual brand sales for the product were approximately $363 million. We received a tentative approval on Oxybutynin on January 18, 2005, and the relevant patent expires in 2015. We have already had seven days of trial in our patent infringement suit in the Northern District of West Virginia, where we are of the strong opinion that our product does not infringe and that Alza’s patent is invalid. We expect that the trial will be completed the first week of April. While we cannot predict the outcome of the litigation, we are enthusiastic about the trial thus far.

     The third product is Levofloxacin, the generic version of Ortho-McNeil’s Levaquin. 2004 annual brand sales were approximately $1.2 billion. We currently have a tentative approval, and were first to file on the 250 and 500 mg dosages. Although the judge in the Northern District of West Virginia ruled in December 2004 that Mylan’s product infringed the relevant patent and that the patent was valid, Mylan has appealed the district court’s decision to the United States Court of Appeals for the Federal Circuit, and we are very optimistic in light of the merits of our position.

To summarize, our Board and management have a proven track record of growing shareholder value. The generics business is a volatile and cyclical industry. As I have stated from the beginning of my tenure as CEO, our strategy to grow and maximize shareholder value for Mylan, will come from a strong balance between external activities and internal capabilities. This strategy has not changed. Mylan will continue to be a leader in the generics industry, and our Board and management team will continue to focus on the growth of shareholder value as we have done over the last 44 years.

Finally, before I turn the call over to you for questions, I have a few additional comments. As you know, Mr. Icahn filed a lawsuit a few weeks ago challenging our advance notice bylaw and our October 28th Annual Meeting date. A couple of days ago he withdrew that lawsuit. The Annual Meeting is almost eight months away, and if Mr. Icahn pursues a proxy contest, we will have much to say about him and his slate, which we think speaks for itself. Our Board is committed to acting in the best interests of all our shareholders, and has never been, nor will be, unduly influenced by Mr. Icahn or any other external pressures. In the meantime, we have much work to do for the benefit of Mylan and its shareholders and we will not be distracted. At this time we will not be taking any other questions regarding Mr. Icahn.

I would now like to open the line for questions.

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Additional Information and Where to Find It:

IN CONNECTION WITH MYLAN’S 2005 ANNUAL MEETING OF SHAREHOLDERS (THE “ANNUAL MEETING”), MYLAN WILL FILE RELEVANT MATERIALS WITH THE SECURITIES AND EXCHANGE COMMISSION (THE “SEC”), INCLUDING A PRELIMINARY PROXY STATEMENT AND A DEFINITIVE PROXY STATEMENT. INVESTORS AND SECURITY HOLDERS OF MYLAN ARE URGED TO CAREFULLY READ THESE MATERIALS (WHEN THEY BECOME AVAILABLE), AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS TO THOSE DOCUMENTS, BECAUSE THESE DOCUMENTS WILL CONTAIN IMPORTANT INFORMATION.

INVESTORS AND SECURITY HOLDERS MAY OBTAIN THESE DOCUMENTS (AND ANY OTHER DOCUMENTS FILED BY MYLAN WITH THE SEC IN CONNECTION WITH THE ANNUAL MEETING) FREE OF CHARGE AT THE SEC’S WEBSITE AT WWW.SEC.GOV. IN ADDITION, THE DOCUMENTS FILED WITH THE SEC BY MYLAN MAY BE OBTAINED FREE OF CHARGE BY DIRECTING SUCH REQUESTS TO: MYLAN LABORATORIES INC., ATTENTION: INVESTOR RELATIONS, 1500 CORPORATE DRIVE, CANONSBURG, PA 15317, OR FROM MYLAN’S WEBSITE AT WWW.MYLAN.COM.

Mylan, its executive officers and its directors may be deemed to be participants in Mylan’s solicitation of proxies from shareholders in connection with the Annual Meeting scheduled to be held on October 28, 2005. Information about the executive officers and directors of Mylan and their ownership of Mylan common stock is set forth in the proxy statement for Mylan’s 2004 Annual Meeting of Shareholders, which was filed with the

SEC on June 28, 2004, and in press releases and Forms 3 and 4 for executive officers who have since joined Mylan, and in Forms 4 filed thereafter.